Exhibit 10(b)
                                                                   -------------

                                 FIRST AMENDMENT
                             TO REVOLVING CREDIT AND
                               GUARANTY AGREEMENT


         FIRST AMENDMENT, dated as of April 2, 2002 (the "Amendment"), to the REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of March 13, 2002, among GUILFORD MILLS, INC., a Delaware corporation (the "Borrower"), a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code, the Guarantors named therein (the "Guarantors"), FIRST UNION NATIONAL BANK, a national banking corporation ("First Union"), each of the other financial institutions from time to time party thereto (together with First Union, the "Lenders") and FIRST UNION NATIONAL BANK, as Agent for the Lenders (in such capacity, the "Agent"):

                              W I T N E S S E T H:

         WHEREAS, the Borrower, the Guarantors, the Lenders and the Agent are parties to that certain Revolving Credit and Guaranty Agreement, dated as of March 13, 2002 (as the same may be amended, modified or supplemented from time to time, the "Credit Agreement"); and

         WHEREAS, the Borrower and the Guarantors have requested that from and after the Effective Date (as hereinafter defined) of this Amendment, the Credit Agreement be amended subject to and upon the terms and conditions set forth herein;

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. As used herein, all terms that are defined in the Credit Agreement shall have the same meanings herein.

         2. Section 1.01 of the Credit Agreement is hereby amended by inserting the following new definitions in appropriate alphabetical order:

                  "Account" shall mean any right to payment for goods sold or leased or for services rendered, whether or not earned by performance.

                  "Account Debtor" shall mean, with respect to any Account, the obligor with respect to such Account.

                  "Adjusted EBITDA for Ongoing Operations" shall mean the EBITDA of the Ongoing Operations, adjusted to include Unallocated Corporate Items.

                  "Adjusted Eligible Finished Goods" shall mean, on any date, Eligible Finished Goods minus Inventory Reserves.

                  "Adjusted Eligible Raw Materials" shall mean, on any date, Eligible Raw Materials minus Inventory Reserves.

                  "Adjusted Eligible Work-in-Process" shall mean, on any date, Eligible Work-in-Process minus Inventory Reserves.

                  "Credit Memo Account" shall mean an Account described in clause (u) of the definition of "Eligible Accounts Receivable."

                  "Credit Memo Lag Reserve" shall mean, on any date, an amount equal to (i) the aggregate balance of all Credit Memo Accounts for the twelve month period ending on such date, divided by 360; multiplied by
         (ii) 49 (which number is intended to represent an approximate average of the number of days in excess of 30 days that elapse from the creation of a Credit Memo Account until the issuance of a credit memo by the Borrower or a Guarantor, and which number shall be subject to review and modification by the Agent from time to time); divided by
         (iii) the then applicable advance rate described in clause (a) of the definition of "Borrowing Base."

                  "Dilution Percentage" shall mean, on any date, expressed as a percentage, the total of all non-cash credits or reductions of the Borrower's accounts receivable for the last twelve months (calculated on a rolling basis monthly) divided by gross sales for the same period.

                  "Discontinued Operations" shall mean Guilford Apparel and Guilford Home Fashions.

                  "Dilution Reserve" shall mean, on any date, (a) the Dilution Percentage minus 5%, multiplied by (b) gross sales for any period of measurement (to the extent non-negative).

                  "EBITDA for Discontinued Operations" shall mean the EBITDA of the Discontinued Operations.

                  "Eligible Accounts Receivable" shall mean, at the time of any determination, the gross outstanding balance at such time, determined in accordance with GAAP and stated on a basis consistent with the historical practices of the Borrower or the Guarantors (as applicable) as of the date hereof, of


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

         Accounts of the Borrower or the Guarantors (as the case may be) less, as applicable and without duplication, the aggregate amount of (i) all accrued rebates, (ii) all trade discounts, (iii) all finance charges, late fees and other fees that are unearned, (iv) all reserves for service fees and such other fees or commissions or similar amounts that the Borrower or the Guarantors (as applicable) have agreed to pay, (v) all cash received in respect of Accounts but not yet applied by the Borrower or the Guarantors (as applicable) to reduce the amount of the Accounts, and (vi) any Account deemed ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (u) below or otherwise deemed by the Agent in its reasonable discretion to be ineligible for inclusion in the calculation of the Borrowing Base. Without limiting the foregoing, to qualify as an Eligible Account Receivable, an Account shall indicate as sole payee and as sole remittance party the Borrower or a Guarantor (as the case may be). Standards of eligibility may be fixed from time to time solely by the Agent in the exercise of its reasonable discretion, with any changes in such standards to be effective five (5) days after delivery of notice thereof to the Borrower or the Guarantors (as applicable). Unless otherwise approved from time to time in writing by the Agent, the following shall not be included in Eligible Accounts Receivable:

                  (a) any Account for which the Borrower or a Guarantor (as applicable) does not have sole lawful and absolute title;

                  (b) any Account that arises out of a sale made by the Borrower or a Guarantor to an employee, officer, agent, director, stockholder, or Affiliate of the Borrower or a Guarantor;

                  (c) any Account for which the Account Debtor (i) is a creditor of the Borrower or a Guarantor (as applicable), (ii) has or has asserted a right of set-off against the Borrower or the Guarantor (as applicable) (unless such Account Debtor has entered into a written agreement reasonably acceptable to the Agent to waive such set-off rights) or (iii) has disputed its liability (whether by chargeback or otherwise) or made any asserted or unasserted claim with respect to the Account or any other Account of the Borrower or the Guarantor (as applicable) which has not been resolved, in each case, without duplication, to the extent of the amount owed by such Borrower


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

         or Guarantor (as applicable) to the Account Debtor, the amount of such actual or asserted right of set-off, or the amount of such dispute or claim, as the case may be (without duplication for non-cash credits taken into consideration in calculating Dilution Percentage);

                  (d) any Account for which the Account Debtor is insolvent or the subject of any bankruptcy case or insolvency proceeding of any kind (other than postpetition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and acceptable to the Agent);

                  (e) any Account that is not payable in Dollars or with respect to which the Account Debtor is either not incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia or is located, domiciled or has its principal place of business or substantially all of its assets outside the United States, with the exception of Canada (except to the extent such Account is supported by an irrevocable letter of credit or credit insurance issued by an institution acceptable to the Agent in its reasonable discretion);

                  (f) any Account with respect to which the sale to the Account Debtor is on a delayed shipment (or bill and hold) basis (provided that following shipment, the related Account shall not be excluded from Eligible Accounts Receivable solely as a result of this clause), guaranteed sale, sale-and-return, ship-and-return, sale on approval, extended terms or consignment or other similar basis or made pursuant to any other agreement providing for repurchase or return of any merchandise which has been claimed to be defective or otherwise unsatisfactory;

                  (g) any Account with respect to which the goods giving rise to such Account have not been shipped and title has not been transferred to the Account Debtor, or the Account represents a progress-billing or otherwise does not represent a completed sale; for purposes hereof, "progress-billing" means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor's obligation to pay such invoice is conditioned upon the Borrower or the Guarantor's (as applicable) completion of any further performance under the contract or agreement;

                  (h) any Account that does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

                  (i) any Account that is subject to any adverse security deposit, retainage or other similar advance made by or for the benefit of the Account Debtor, in each case to the extent thereof;

                  (j) any Account that is unpaid more than 60 days from the original due date;

                  (k) any Account that was not paid in full, and with respect to which the Borrower or Guarantor (as applicable) created a new receivable for the unpaid portion of the Account, without the agreement of the customer, including without limitation chargebacks, debit memos and other adjustments for unauthorized deductions;

                  (l) all Accounts of an Account Debtor where more than 50% of all Accounts of such Account Debtor are unpaid more than 60 days from the original due date;

                  (m) any Account that has a payment term that is greater than 90 days;

                  (n) any Account that (i) is not subject to a valid and perfected first priority Lien in favor of the Agent for the benefit of the Lenders, (ii) is subject to a Lien other than the Liens (if any) permitted by the Loan Documents, or (iii) does not otherwise conform in all material respects to the representations and warranties contained in the Loan Documents relating to Accounts;

                  (o) any Account that is a Factored Receivable or is otherwise subject to a Lien in favor of CIT pursuant to a factoring agreement;

                  (p) any Account with respect to which a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason for all or any part of such Account;


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

                  (q) any Account that has been written off the books of the Borrower or the Guarantors (as applicable) or has been otherwise designated as uncollectible;

                  (r) any Account whose inclusion as an Eligible Account Receivable would cause the aggregate amount of the Eligible Accounts Receivable of a particular Account Debtor to exceed 15% of the total Eligible Accounts Receivable;

                  (s) any Account that is a non-trade Account, or relates to payments for interest;

                  (t) any amounts represented by the negative balances included in any Account described in clause (j) above; and

                  (u) any Account with respect to which the Account Debtor has provided notification to the Borrower or Guarantor with respect to an asserted non-cash reduction relating to such Account as a result of, among other things, a billing error, mark-down allowance or returned product, to the extent of the amount of such asserted non-cash reduction.

                  "Eligible Finished Goods" shall mean, on any date, Eligible Inventory defined as Finished Goods by the Borrower or the Guarantors (as applicable) on such date as shown on the Borrower or the Guarantors' (as applicable) perpetual inventory records in accordance with its current and historical accounting practices.

                  "Eligible Inventory" shall mean, at the time of any determination thereof, without duplication, the Inventory Value of the Borrower or the Guarantors (as applicable) at the time of such determination that is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (l) below, minus any Inventory otherwise deemed by the Agent in its reasonable discretion to be ineligible for inclusion in the calculation of the Borrowing Base. Without limiting the foregoing, to qualify as "Eligible Inventory" no person other than the Borrower or the Guarantors (as applicable) shall have any direct or indirect ownership, interest or title to such Inventory and no person


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

         other than the Borrower or the Guarantors (as applicable) shall be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein. Standards of eligibility may be altered from time to time solely by the Agent in the exercise of its reasonable judgment, with any changes in such standards to be effective 5 days after delivery of notice thereof to the Borrower or the Guarantors (as applicable). Unless otherwise from time to time approved in writing by the Agent, no Inventory shall be deemed Eligible Inventory if, without duplication:

                  (a) the Borrower or the Guarantors (as applicable) do not have sole and good, valid and unencumbered title thereto (except for Permitted Liens); or

                  (b) it is not located in the United States; or

                  (c) it is not located on property owned or leased by the Borrower or the Guarantors (as applicable) or, if located in a third party warehouse, a valid landlord waiver satisfactory in form and substance to the Agent is not in full force or effect; or

                  (d) it is supplies, packing or shipping materials, cartons, repair parts, labels or miscellaneous spare parts, dyes or chemicals; or

                  (e) it is not subject to a valid and perfected first priority Lien in favor of the Agent for the benefit of the Lenders (except for Permitted Liens); or

                  (f) it is Inventory that is deemed to be greater than one year old; or

                  (g) it is consigned or at a customer location but still accounted for in the Borrower or the Guarantor's (as applicable) perpetual inventory balance; or

                  (h) it is Inventory which is being processed offsite at a third party location or an outside processor in which a valid waiver with each processor satisfactory in form and substance to the Agent is not in full force or effect, or is in transit to or from the said third party location or outside processor; or

                  (i) it is identified as overstock by the Borrower or the Guarantor (as applicable); or

                  (j) it is in-transit to or from a foreign location, or is part of a bill and hold arrangement from a vendor, which has not yet been received into a facility owned or operated by the Borrower or the Guarantors (as applicable); or

                  (k) it is Inventory used as a sample or prototype; or

                  (l) it is Inventory which is recognized as damaged, off quality, or not to customer specifications by the Borrower or the Guarantors (as applicable) or in any way not first-quality inventory.

                  "Eligible Raw Materials" shall mean, on any date, Eligible Inventory defined as Raw Materials of the Borrower or the Guarantors (as applicable) on such date as shown on the Borrower or the Guarantors' (as applicable) perpetual inventory records in accordance with its current and historical accounting practices.

                  "Eligible Work-in-Process" shall mean, on any date, Eligible Inventory defined as Work-in-Process of the Borrower or the Guarantors (as applicable) on such date as shown on the Borrower or the Guarantors' (as applicable) perpetual inventory records in accordance with its current and historical accounting practices.

                  "Finished Goods" shall mean completed goods which require no additional processing, to be sold in the ordinary course of business.

                  "Guilford Apparel" shall mean the apparel division of the Borrower and the Guarantors.

                  "Guilford Automotive" shall mean the automotive division of the Borrower and the Guarantors.

                  "Guilford Fibers" shall mean the fibers division of the Borrower and the Guarantors.

                  "Guilford Home Fashions" shall mean the home fashions division of the Borrower and the Guarantors.

                  "Guilford Technical Textile" shall mean the technical textile division of the Borrower and the Guarantors.

                  "Guilford Warping" shall mean the warping division of the Borrower and the Guarantors.



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

                  "Inventory" shall mean all Raw Materials, Work-in-Process and Finished Goods held by the Borrower or the Guarantors, as the case may be, in the normal course of business.

                  "Inventory Reserves" shall mean, as to Inventory defined as Raw Materials, Work-in-Process or Finished Goods of the Borrower or the Guarantors (as applicable), the sum of the following (as to such applicable category of Inventory):

                  (a) a reserve for shrink, or discrepancies that arise pertaining to Inventory quantities on hand between the Borrower's or the Guarantors' (as applicable) perpetual accounting system and physical counts of the Inventory, which will be equal to the greater of 1% or the results of the last physical count with the variance expressed as a percentage, for Raw Materials, Work-in-Process and Finished Goods, respectively; and

                  (b) a reserve for Inventory that is discontinued; and

                  (c) any other reserve as deemed appropriate by the Agent in its sole discretion exercised reasonably, from time to time.

                  "Inventory Value" of any Inventory shall mean at the time of any determination thereof the standard cost carried on the perpetual records of the Borrower or the Guarantors (as applicable) in accordance with their current and historical accounting practices, in Dollars, determined in accordance with the standard cost method of accounting less (i) any markup on Inventory from an Affiliate and (ii) in the event variances under the standard cost method (a) are capitalized, favorable variances shall be deducted from Eligible Inventory, and unfavorable variances shall not be added to Eligible Inventory, and (b) are expensed, a reserve shall be determined as appropriate in order to adjust the standard cost of Eligible Inventory to approximate actual cost.

                  "Ongoing Operations" shall mean Guilford Automotive, Guilford Warping, Guilford Fibers and Guilford Technical Textile.

                  "Qualified Bill and Hold Sales" shall mean, on any date, transactions involving the sale of Inventory to third


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         parties, which Inventory has not been shipped by the Borrower or the
         Guarantors (as applicable) to the third party Account Debtor and which transactions have the characteristics set forth in the following sentence (it being understood that following shipment such transactions shall no longer be treated as a Qualified Bill and Hold Sale). Such transactions are transactions in which (i) the Inventory is segregated and uniquely identified as being Account Debtor owned both in the systems of the Borrower or the Guarantor (as applicable) as well as in the physical inventory; (ii) the Inventory is not included in the Borrower or the Guarantor's (as applicable) Inventory; (iii) title and risk of loss have passed to the Account Debtor; (iv) sales are non-cancelable and payable sale transactions under normal payment terms from the date of the invoice; (v) the applicable terms qualify as a sale and account receivable according to all applicable regulatory accounting guidelines; (vi) the parties' obligations are evidenced by an executed bilateral letter agreement, or such other documentation entered into by the Borrower or the Guarantor (as applicable) with the Account Debtor in accordance with past practices acceptable to the Borrower or Guarantor's third party financial auditors stipulating the above; and (vii) the Accounts are owed and due from Account Debtors that are current and in compliance (in all respects) on all Accounts, and otherwise meet the criteria set forth in the definition of Eligible Accounts Receivable.

                  "Raw Materials" shall mean materials used or consumed in the manufacturing of goods to be sold by the Borrower or the Guarantors (as applicable) in the ordinary course of business, such as bales of cotton, bales of greasy wool and purchased yarn.

                  "Unallocated Corporate Items" shall mean those items referred to as, designated as or included in Unallocated Corporate Items in the Budget.

                  "Unused Availability" shall mean, at any time, (i) the Borrowing Base less (ii) the sum of (x) the aggregate outstanding principal amount of all Loans and (y) the aggregate Letter of Credit Outstandings.

                  "Work-in-Process" shall mean yarn that has been removed from standard packaging and as to which the warping


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

         and/or the production process has begun and which has not been completed, tested and prepared for shipment as Finished Goods.

         3. The definitions of the terms "Borrowing Base," "Borrowing Base Amendment" and "Borrowing Base Certificate" set forth in Section 1.01 of the Credit Agreement are hereby amended in their entirety to read as follows:

                  "Borrowing Base" shall mean, on any date, the amount (calculated based on the most recent Borrowing Base Certificate delivered pursuant to this Agreement) that is equal to (a) 85% of the net of Eligible Accounts Receivable less the sum of the Dilution Reserve and the Credit Memo Lag Reserve, plus (b) 30% of Adjusted Eligible Raw Materials of Guilford Automotive and Guilford Technical Textile and 40% of Adjusted Eligible Raw Materials Guilford Fibers; plus (c) 25% of Adjusted Eligible Work-in-Process for Guilford Automotive and Guilford Technical Textile; plus (d) 50% of Adjusted Eligible Finished Goods of Guilford Automotive, 30% of Adjusted Eligible Finished Goods of Guilford Fibers and 40% of Adjusted Eligible Finished Goods of Guilford Technical Textile; plus (e) 50% of Inventory subject to Qualified Bill and Hold Sales of Guilford Automotive, Guilford Technical Textile and Guilford Fibers; minus (f) the Carve-Out. Borrowing Base eligibility standards may be fixed and revised from time to time by the Agent in its sole discretion, exercised reasonably. The Borrowing Base shall be subject to reserves from time to time established by the Agent with any changes in such standards and reserves to be effective five (5) days after delivery of notice thereof to the Borrower. Borrowing Base shall not include any Accounts or Inventory of discontinued operations or operations that are to be discontinued.

                  "Borrowing Base Amendment" shall mean an amendment to this Agreement satisfactory to the Agent and the Borrower to be executed and delivered no later than three Business Days after entry of the Final Order.

                  "Borrowing Base Certificate" shall mean a certificate substantially in the form of Exhibit E hereto (with such changes therein as may be required by the Agent to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified by a Financial Officer of the


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         Borrower, which shall include appropriate exhibits and schedules as referred to therein and as provided for in Section 5.08.

         4. Section 2.13(b) of the Credit Agreement is hereby amended in its entirety to read as follows:

                  (b) The Net Proceeds of any sale or other disposition (including as a result of casualty loss or condemnation) of any of the assets or properties of the Borrower or the Guarantors (except for sales of Inventory, fixtures and equipment in the ordinary course of business) and any tax refund received by the Borrower or any Guarantor (such Net Proceeds or tax refund, the "Prepayment Funds") shall immediately be delivered to the Agent. The Agent shall apply 100% of such Prepayment Funds first to the prepayment of the Loans and second, as a deposit with the Agent of cash collateral for the Letter of Credit Outstandings in an aggregate amount equal to 105% thereof (the "Cash Collateralization"). Any such prepayment of the Loans shall not reduce the Total Commitment, provided however, that if an Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default has occurred or is continuing, such prepayment shall automatically and permanently reduce the Total Commitment in an amount equal to the amount so prepaid. The Agent shall deposit the remaining balance of the Prepayment Funds, after giving effect to the prepayment and the Cash Collateralization described above, in an interest-bearing account under its control, and shall make such withdrawals from such account as are necessary for prepayments on any subsequent Borrowing or as Cash Collateralization for subsequently issued Letters of Credit.

         5. Section 5.01(q) of the Credit Agreement is hereby amended in its entirety to read as follows:

         (q) By no later than April 29, 2002, deliver to the Agent and the Lenders the Borrower's business plan for its Fiscal Years ending on or about September 30, 2002 and September 20, 2003, and such business plan shall be satisfactory in form and substance to the Agent and the Lenders.

         6. Section 5.08 of the Credit Agreement is hereby amended in its entirety to read as follows:


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         SECTION 5.08. Borrowing Base Certificate. Furnish a Borrowing Base
         Certificate substantially in the form of Exhibit E to the Agent: (a) on or before the third Business Day following the end of each week, which weekly Borrowing Base Certificate shall reflect the Accounts and Inventory updated as of Friday of each such week (which shall include and reflect for the Borrower and the Guarantors the most recent accounts receivable aging report in the form and substance satisfactory to the Agent and the most recent open orders history in form and substance satisfactory to the Agent); and (b) if requested by the Agent at any other time when the Agent reasonably believes that the then existing Borrowing Base Certificate is materially inaccurate, as soon as reasonably available but in no event later than five (5) Business Days after such request, a Borrowing Base Certificate showing the Borrowing Base as of the date so requested, in each case with supporting documentation; and shall be supplemented at any time by such other supporting documentation and additional reports with respect to the Borrowing Base as the Agent shall reasonably request.

         7. Section 6.05 of the Credit Agreement is hereby amended in its entirety by inserting the following:

         SECTION 6.05. Adjusted EBITDA. Permit Adjusted EBITDA for Ongoing Operations and EBITDA for Discontinued Operations (i) for each period beginning on March 4, 2002 and ending on the dates listed below to be less than the amount specified under such columns opposite such date:

                                                          EBITDA for
                                                          ----------
         Period Ending          Adjusted EBITDA for      Discontinued
         -------------          -------------------      ------------
                                 Ongoing Operations       Operations
                                 ------------------       ----------
         March 31, 2002             $2,000,000           ($3,700,000)
         April 28, 2002             $4,300,000           ($8,300,000)
         June 2, 2002               $7,400,000          ($11,800,000)
         June 30, 2002              $9,800,000          ($10,200,000)
         July 28, 2002             $11,200,000          ($10,600,000)


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         September 1, 2002         $13,700,000          ($11,000,000)
         September 29, 2002        $15,700,000          ($11,400,000)


         and (ii) thereafter to be less than the specified amounts for the specified periods to be set forth in an amendment to this Agreement satisfactory to the Agent, which amendment shall be executed and delivered prior to, or simultaneously with, the delivery of the business plan pursuant to Section 5.01(q).

         8. Section 6.10 of the Credit Agreement is hereby amended by replacing clause (v) thereof with the following new clause (v):

         (v) advances to Guilford de Tamaulipas, S.A. de C.V., Guilford de Altamira, S.A. de C.V. or Altamira Servicios de Infraestructura S.A. de C.V. in an amount not to exceed $400,000 during any single fiscal quarter commencing with the first fiscal quarter after the Closing Date or $1,500,000 in the aggregate during the one year period beginning on the Closing Date, and in any event only to the extent specified in the Budget for the winddown of operations at the plant located in Altamira, Mexico.

         9. Section 6 of the Credit Agreement is hereby amended by inserting the following new Section 6.14 at the end thereof:

         SECTION 6.14 Liquidity. Permit the sum of (i) cash on hand (including cash equivalents) of the Borrower and the Guarantors plus (ii) the Unused Availability to be less than $5,000,000.

         10. The Credit Agreement is hereby further amended by adding a new "Exhibit E" in the form attached hereto as Exhibit A.

         11. This Amendment shall be effective as of the date first written above (the "Effective Date") upon execution by the Borrower, the Guarantors and Lenders, and the Agent having received evidence satisfactory to it of such execution.

         12. Except to the extent hereby amended, the Credit Agreement and each of the Loan Documents remain in full force and effect and are hereby ratified and affirmed.

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

         13. The Borrower agrees that its obligations set forth in Section 10.05 of the Credit Agreement shall extend to the preparation, execution and delivery of this Amendment, including the reasonable fees and disbursements of counsel to the Agent.

         14. This Amendment shall be limited precisely as written and shall not be deemed (a) to be a consent granted pursuant to, or a waiver or modification of, any other term or condition of the Credit Agreement or any of the instruments or agreements referred to therein or (b) to prejudice any right or rights which the Agent or the Lenders may now have or have in the future under or in connection with the Credit Agreement or any of the instruments or agreements referred to therein. Whenever the Credit Agreement is referred to in the Credit Agreement or any of the instruments, agreements or other documents or papers executed or delivered in connection therewith, such reference shall be deemed to mean the Credit Agreement as modified by this Amendment.

         15. This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. A fax copy of a counterpart signature page shall serve as the functional equivalent of a manually executed copy for all purposes.

         16. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.


                                      BORROWER:

                                      GUILFORD MILLS, INC.
                                      By:______________________________________
                                           Title:______________________________

                                      GUARANTORS:

                                      CURTAINS AND FABRICS, INC.
                                      GOLD MILLS, INC.
                                      RASCHEL FASHION INTERKNITTING, LTD.
                                      GFD FABRICS, INC.
                                      GFD SERVICES, INC.
                                      MEXICAN INDUSTRIES OF NORTH
                                         CAROLINA, INC.
                                      HOFMANN LACES, LTD.
                                      ADVISORY RESEARCH SERVICES, INC.
                                      GUILFORD MILLS (MICHIGAN), INC.
                                      GUILFORD AIRMONT, INC.
                                      GOLD MILL FARMS, INC.
                                      GMI COMPUTER SALES, INC.
                                      TWIN RIVERS TEXTILE PRINTING AND FINISHING
                                           By: Advisory Research Services, Inc.
                                             a General Partner

                                      By:______________________________________
                                           Title:______________________________

                                      AGENT AND LENDERS:

                                      FIRST UNION NATIONAL BANK,
                                            Individually and as Agent

                                      By:______________________________________
                                           Title:______________________________

                                    Exhibit A

                       Form of Borrowing Base Certificate



















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